Exhibit 4.5

Agency Agreement

J.P. Morgan Trust Australia Limited

(Trustee)

Westpac Securitisation Management Pty Limited

(Trust Manager)

The Bank of New York

(Note Trustee)

The Bank of New York

(Principal Paying Agent)

The Bank of New York, London Branch

(Calculation Agent)

The Bank of New York

(US$ Note Registrar)

The Bank of New York

(Class A2b Note Registrar)

Allens Arthur Robinson

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000

Tel 61 2 9230 4000

Fax 61 2 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson 2007

Agency Agreement

Table of Contents

1.	Definitions and Interpretation		3

	1.1	Definitions	3

	1.2	Definitions in Note Trust Deed	3

	1.3	Interpretation	3

	1.4	Document or agreement	4

	1.5	Knowledge of Note Trustee	4

	1.6	Transaction Document	4

	1.7	Trustee as trustee	4

	1.8	Note Trustee as note trustee	4

	1.9	Note Trustee liability	5

2.	Appointment of Paying Agents		5

3.	Payment		5

	3.1	Payment by Trustee	5

	3.2	Confirmation	6

	3.3	Payments by Paying Agents	6

	3.4	Method of Payment – Book Entry Notes	6

	3.5	Method of payment – Definitive Notes	6

	3.6	Late payment	6

	3.7	Notice of non-receipt	7

	3.8	Agency	7

	3.9	Reimbursement	7

	3.10	Method of payment	7

	3.11	No fee	8

4.	Repayment		8

5.	Appointment of the Calculation Agent as calculation agent		9

6.	Duties of the Calculation Agent		9

7.	Note Trustee		10

8.	Early Redemption of Offshore Notes		11

9.	Pro Rata Redemption and Cancellation Of Notes		11

10.	Notices to Offshore Noteholders		12

11.	Documents and Forms		13

12.	Authentication		13

13.	Indemnity		13

14.	The Note Registers		15

	14.1	Appointment of the Note Registrars	15

	14.2	Details to be kept on a Note Register	15

	14.3	Payments of Principal and Interest	16

	14.4	Place of keeping Register, copies and access	16

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	14.5	Details on a Note Register conclusive	17

	14.6	Alteration of details on a Note Register	17

	14.7	Rectification of a Note Register	17

	14.8	Correctness of a Note Register	17

15.	Changes of a Note Registrar		18

	15.1	Removal	18

	15.2	Resignation	18

	15.3	Limitation	18

16.	General		18

	16.1	Communications to Offshore Noteholders	18

	16.2	Agency	18

	16.3	Identity	19

	16.4	No set-off	19

	16.5	Reliance	19

	16.6	Entitled to deal	19

	16.7	Consultation	20

	16.8	Duties	20

	16.9	Income Tax Returns	20

	16.10	Obligations of each Note Party	20

	16.11	European Union Tax Directive	20

	16.12	Know your customer	20

17.	Changes in Paying Agents and Calculation Agent		21

	17.1	Removal	21

	17.2	Resignation	21

	17.3	Limitation	21

	17.4	Delivery of amounts	22

	17.5	Successor to Principal Paying Agent	23

	17.6	Successor to Calculation Agent	23

	17.7	Successor to a Note Registrar	24

	17.8	Notice to Offshore Noteholders	24

	17.9	Change in Paying Office or Specified Office	25

18.	Fees and Expenses		25

19.	Waivers, Remedies Cumulative		26

20.	Severability of Provisions		26

21.	Assignment		26

22.	Notices		27

	22.1	General	27

	22.2	Details	27

	22.3	Communication through Principal Paying Agent	29

	22.4	Communication to The Bank of New York, Singapore Branch	29

23.	Limited Recourse		29

	23.1	General	29

	23.2	Liability of Trustee limited to its right to indemnity	29

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	23.3	Unrestricted remedies	30

	23.4	Restricted remedies	31

	23.5	Liability of Note Trustee limited to its right to indemnity	31

24.	Counterparts		31

25.	Governing Law		31

26.	Successor Trustee		31

27.	Compliance with Regulation AB: Other “Servicing Function Participants”		32

	27.1	Intent of the Parties, Reasonableness	32

	27.2	Additional Representations and Warranties of Each Servicing Function Participant	32

	27.3	Information to be provided by Each Servicing Function Participant	33

	27.4	Report on Assessment of Compliance and Attestation	35

	27.5	Use of Subservicers and Subcontractors	36

	27.6	Indemnification; Remedies	37

Schedule 1 43

	Servicing Criteria To Be Addressed In Assessment Of Compliance		43

Schedule 2 49

	Form Of Annual Certification		49

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Date

Parties

1.	J.P. Morgan Trust Australia Limited (ABN 49 050 294 052) of Level 4, 35 Clarence Street, Sydney NSW 2000 in its capacity as trustee of the Series 2007-1G WST Trust (the Trustee);

2.	Westpac Securitisation Management Pty Limited (ABN 73 081 709 211) incorporated in the Australian Capital Territory of Level 20, 275 Kent Street, Sydney, NSW, 2000 as trust manager in relation to the Series 2007-1G WST Trust (the Trust Manager);

3.	The Bank of New York of Level 21 West, 101 Barclay Street, New York NY 10286, USA, as principal paying agent for the Offshore Notes described below (the Principal Paying Agent, which expression shall, wherever the context requires, include any successor principal paying agent from time to time under this agreement and, except where the context otherwise requires, the Principal Paying Agent and any additional paying agent or paying agents are Paying Agents);

4.	The Bank of New York of Level 21 West, 101 Barclay Street, New York NY 10286, USA as trustee for the Offshore Noteholders (the Note Trustee, which expression shall, wherever the context requires, include any other trustee or trustees from time to time under the Note Trust Deed);

5.	The Bank of New York, London Branch of Level 40, 1 Canada Square, London E14 5AL, United Kingdom as calculation agent in relation to the Offshore Notes described below (the Calculation Agent, which expression shall, whenever the context requires, include any successor calculation agent from time to time under this agreement); and

6.	The Bank of New York of Level 21 West, 101 Barclay Street, New York NY 10286, USA, as note registrar for the US$ Notes (the US$ Note Registrar which expression shall, wherever the context requires, include any successor note registrar from time to time under this agreement).

7.	The Bank of New York of Level 21 West, 101 Barclay Street, New York NY 10286, USA as note registrar for the Class A2b Notes (the Class A2b Note Registrar which expression shall, wherever the context requires, include any successor note registrar from time to time under this agreement).

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Recitals

A	The Trustee proposes at the direction of the Trust Manager to issue US$1,250,000,000 of Class A1 mortgage backed floating rate notes due 2038 (the Class A1 Notes), US$2,600,000,000 of Class A2a mortgage backed floating rate notes due 2038 (the Class A2a Notes and, together with the Class A1 Notes, the US$ Notes), €600,000,000 of Class A2b mortgage backed floating rate notes due 2038 (the Class A2b Notes and together with the US$ Notes, the Offshore Notes), A$1,250,000,000 Class A2c mortgage backed floating rate notes (Class A2c Notes) and A$120,000,000 Class B mortgage backed floating rate notes (Class B Notes) each due in 2038.

B	The Offshore Notes will be represented initially by one or more Class A1 Book-Entry Notes, one or more Class A2a Book-Entry Notes and one or more Class A2b Book-Entry Notes (the Book-Entry Notes).

C	The Offshore Notes, upon original issue, will be issued in the form of typewritten Book-Entry Notes representing the Book-Entry Notes. The Trustee shall, on the date of this deed, deliver or arrange the delivery on its behalf of the Book-Entry Notes to the Principal Paying Agent. The Book-Entry Notes shall initially be registered on:

(a)	in the case of the US$ Notes, the US$ Note Register in the name of Cede & Co., as nominee of DTC as Clearing Agency, and no US$ Note Owner will receive a Definitive US$ Note representing such US$ Note Owner’s interest in any US$ Note, except as provided in the Note Trust Deed; and

(b)	in the case of the Class A2b Notes, the Class A2b Note Register in the name of The Bank of New York Depository (Nominees) Limited, as nominee of Euroclear or Clearstream, Luxembourg as Clearing Agency, and no Class A2b Note Owner will receive a Definitive Class A2b Note representing such Class A2b Note Owner’s interest in any Class A2b Note, except as provided in the Note Trust Deed.

D	The Offshore Notes will be constituted by the Note Trust Deed, the Series Notice and the Master Trust Deed.

E	The Offshore Notes will be secured on the terms of the Security Trust Deed.

F	The Trustee wishes to appoint the Principal Paying Agent as principal paying agent in respect of the Offshore Notes and has entered into this agreement to provide for the terms and conditions of that appointment.

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G	The Trustee wishes to appoint the Calculation Agent as its calculation agent in respect of the Offshore Notes and has entered into this agreement to provide for the terms and conditions of that appointment.

IT IS AGREED as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

EU Tax Directive means the European Union Council Directive 2003/48/EC on the taxation of savings income which was adopted on 3 June 2003, or any law or regulation implementing or complying with, or introduced to conform with such directive.

Master Trust Deed means the Master Trust Deed for the WST Trusts dated 14 February 1997 between the Trustee as trustee and The Mortgage Company Pty Limited.

Note Party has the meaning given to that term in clause 16.2.

Notice of Creation of Trust means the Notice of Creation of Trust dated on or about 23 May 2007 issued under the Master Trust Deed in relation to the Trust.

Offshore Note Owner means a Class A1 Note Owner, a Class A2a Note Owner or a Class A2b Note Owner.

Paying Office means, in relation to a Paying Agent, the office of the Paying Agent specified in the relevant Offshore Notes or otherwise under this agreement or the Note Trust Deed as the office at which payments in respect of the relevant Offshore Notes will be made as changed from time to time in accordance with this agreement.

Series Notice means the Series Notice dated on or about the date of this agreement relating to the Trust.

Specified Office means, in relation to the Calculation Agent, the office of the Calculation Agent specified under this Agreement as the office at which the Calculation Agent will carry out its duties under this agreement.

Trust means the trust known as the Series 2007-1G WST Trust established under the Notice of Creation of Trust, the Master Trust Deed and the Series Notice.

1.2	Definitions in Note Trust Deed

Words and expressions which are defined in the Note Trust Deed (including by reference to another agreement) have the same meanings when used in this agreement unless the context otherwise requires or unless otherwise defined in this agreement.

1.3	Interpretation

Clause 1.2 of the Master Trust Deed applies to this agreement as if set out in full and:

(a)	a reference to an asset includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset; and

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(b)	a reference to an amount for which a person is contingently liable includes an amount which that person may become actually or contingently liable to pay if a contingency occurs, whether or not that liability will actually arise.

1.4	Document or agreement

A reference to:

(a)	an agreement includes a Security Interest, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing; and

(b)	a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

A reference to a specific agreement or document includes it as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this agreement.

1.5	Knowledge of Note Trustee

In relation to the trust constituted by the Note Trust Deed, the Note Trustee will be considered to have knowledge or notice of or be aware of any matter or thing if the Note Trustee has knowledge, notice or awareness of that matter or thing by virtue of the actual notice or awareness of the officers or employees of the Note Trustee who have day to day responsibility for the administration of duties of the Note Trustee.

1.6	Transaction Document

This agreement is a Transaction Document for the purposes of the Master Trust Deed.

1.7	Trustee as trustee

(a)	In this agreement, except where provided to the contrary:

(i)	a reference to the Trustee is a reference to the Trustee in its capacity as trustee of the Trust only, and in no other capacity; and

(ii)	a reference to the assets, business, property or undertaking of the Trustee is a reference to the assets, business, property or undertaking of the Trustee only in the capacity described in sub-paragraph (i) above.

(b)	The rights and obligations of the parties under this agreement relate only to the Series 2007-1G WST Trust, and do not relate to any other Trust (as defined in the Master Trust Deed).

1.8	Note Trustee as note trustee

In this agreement, except where provided to the contrary:

(a)	a reference to the Note Trustee is a reference to the Note Trustee in its capacity as note trustee of the Trust only, and in no other capacity; and

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(b)	a reference to the assets, business, property or undertaking of the Note Trustee is a reference to the assets, business, property or undertaking of the Note Trustee only in the capacity described in sub-paragraph (i) above.

1.9	Note Trustee liability

Clause 14 of the Note Trust Deed is incorporated into this Agreement as if set out in full, except that any reference to deed is replaced by a reference to agreement.

2.	Appointment of Paying Agents

(a)	Subject to the terms of this agreement, the Trustee (and, for the purposes of clause 7 only, the Note Trustee) appoints the Principal Paying Agent as its principal paying agent, and each other Paying Agent as its paying agent, for making payments in respect of the Offshore Notes in accordance with the Transaction Documents and the relevant Conditions at their respective Paying Offices. The Principal Paying Agent, and each other Paying Agent appointed under this agreement, accepts that appointment.

(b)	Except in clause 17 and as the context otherwise requires, references to the Principal Paying Agent are to it acting solely through its Paying Office.

(c)	If at any time there is more than one Paying Agent, the obligations of the Paying Agents under this agreement shall be several and not joint.

It is acknowledged and agreed that:

(i)	subject to clause 7, each of the Principal Paying Agent and the other Paying Agents is the agent of the Trustee (and, for the purposes of clause 7 only, the Note Trustee) in its capacity as trustee of the Trust (or the trust constituted by the Note Trust Deed, as the case may be) only; and

(ii)	despite anything else in this agreement, any other Transaction Document or at law, the Trustee (and for the purposes of clause 7 only, the Note Trustee) in its personal capacity is not responsible for any negligent act or negligent omission, fraudulent act or fraudulent omission or any other act or omission which, had it been done or not done by the Trustee personally, would have amounted to a breach of trust by the Trustee under any Transaction Document or at law, of the Principal Paying Agent or any other Paying Agent.

3.	Payment

3.1	Payment by Trustee

(a)	The Trustee shall, not later than 10.00 am (New York time) on each Payment Date in accordance with clause 3.10, and subject to the Transaction Documents and the relevant Conditions, pay to or to the order of, or procure payment to or to the order of, the Principal Paying Agent the amount in immediately available US$ funds as may be required (after taking account of any cash then held by the Principal Paying Agent and available for the purpose) to be made on that Payment Date under the Series Notice in respect of the US$ Notes and the relevant Conditions.

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(b)	The Trustee shall, not later than 10.00 am (London time) on each Payment Date in accordance with clause 3.10, and subject to the Transaction Documents and the relevant Conditions, pay to or to the order of, or procure payment to or to the order of, the Principal Paying Agent the amount in immediately available Euro funds as may be required (after taking account of any cash then held by the Principal Paying Agent and available for the purpose) to be made on that Payment Date under the Series Notice in respect of the Class A2b Notes and the relevant Conditions.

3.2	Confirmation

Not later than 4.00 pm (Sydney time) on each Determination Date, the Trust Manager on behalf of the Trustee shall notify, or procure notification to, the Principal Paying Agent and the Note Trustee in writing of the amount of interest and principal payable in respect of any Offshore Notes on the Payment Date following that Determination Date. The Trustee or the Trust Manager on its behalf shall also forward to the Principal Paying Agent at that time confirmation that the payments provided for in clause 3.1 will be made unconditionally.

3.3	Payments by Paying Agents

Subject to payment being duly made as provided in clause 3.1 (or to the Principal Paying Agent otherwise being satisfied that the payment will be duly made on the due date), and subject to clause 7, the Paying Agents shall pay or cause to be paid out of the funds they are holding on behalf of the Trustee on each Payment Date the relevant amounts of principal and interest due in respect of the Offshore Notes in accordance with the Series Notice and the relevant Conditions.

3.4	Method of Payment – Book Entry Notes

(a)	The Principal Paying Agent shall cause all payments of principal or interest (as the case may be) due in respect of Offshore Notes represented by a Book-Entry Note to be made to the relevant Common Depository for credit to the account of the persons appearing from time to time in the records of the relevant Common Depository (as the case may be) as account holder with respect to that Book-Entry Note.

(b)	An annotation of the Principal Paying Agent, noting that a payment or payments has or have been made under this clause 3.4, shall be sufficient evidence of that payment or those payments having been made unless the contrary is proved of the relevant payments having not been made.

3.5	Method of payment – Definitive Notes

Payments of principal or interest on the Definitive Notes, if any, shall be made in accordance with the relevant Conditions and the Series Notice.

3.6	Late payment

(a)

If any payment under clause 3.1 is made late but otherwise in accordance with the provisions of this agreement, each Paying Agent shall make payments required to be made by it in respect of the Offshore Notes as provided in this clause 3, except that payments

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made after 1.00pm (New York time) in relation to US$ Notes, or 1.00pm (London time) in relation to Class A2b Notes, will be taken to be made on the Business Day immediately following the relevant Payment Date. However, unless and until the full amount of any payment in respect of the Offshore Notes required to be made under the Transaction Documents has been made under clause 3.1 to or to the order of the Principal Paying Agent, no Paying Agents shall be bound to make a payment under clause 3 except to the extent that non-payment is caused by fraud, wilful misconduct, negligence or bad faith on the part of that Paying Agent or of any of its directors, officers, employees or servants.

(b)	If the Principal Paying Agent has not received on a Payment Date the full amount of principal and interest then payable on any Offshore Note in accordance with the Series Notice and the relevant Conditions, but receives the full amount later, it shall:

(i)	forthwith upon full receipt notify in writing the other Paying Agents (if any), the Trustee, the Note Trustee, the Security Trustee and the Trust Manager; and

(ii)	as soon as practicable after such full receipt give due notice, in accordance with the relevant Condition 12, to Offshore Noteholders that it has received the full amount.

3.7	Notice of non-receipt

The Principal Paying Agent shall immediately notify in writing by facsimile the other Paying Agents (if any), the Note Trustee, the Trustee, the Security Trustee, the Currency Swap Providers and the Trust Manager if the full amount of any payment of principal or interest required to be made by the Series Notice and the relevant Conditions in respect of any Offshore Notes is not unconditionally received by it or to its order in accordance with this agreement.

3.8	Agency

The Principal Paying Agent shall hold as agent for the Note Trustee and the Offshore Noteholders all sums held by it for the payment of principal and interest with respect to the Offshore Notes until all relevant sums are paid to the Note Trustee or those Offshore Noteholders or otherwise disposed of in accordance with the Note Trust Deed.

3.9	Reimbursement

The Principal Paying Agent shall (provided that it has received cleared funds from the Trustee) on demand promptly reimburse the other Paying Agents (if any) for payments of principal and interest properly made by that Paying Agent in accordance with the relevant Conditions and this agreement. The Trustee shall not be concerned with the apportionment of any moneys between the Principal Paying Agent and the other Paying Agents (if any) and payment to the Principal Paying Agent of any moneys due to the Paying Agents shall operate as a good discharge to the Trustee in respect of such moneys.

3.10	Method of payment

(a)

All sums payable by the Trustee to the Principal Paying Agent under this agreement shall, unless otherwise provided and subject to the relevant Currency Swap, be paid by the relevant Currency Swap Provider on behalf of the Trustee in US$ (in the case of the US$ Notes or US$ Noteholders) or Euros (in the case of the Class A2b Notes or Class A2b

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Noteholders) to the account with the bank as the Principal Paying Agent may from time to time notify in writing to the Trustee and the Note Trustee. Those sums shall be held by the Principal Paying Agent as agent for the Offshore Noteholders for payment to the Offshore Noteholders and:

(i)	failing that payment within the designated periods of prescription specified in the relevant Condition 8; or

(ii)	upon the bankruptcy, insolvency, winding up or liquidation of the Principal Paying Agent or default being made by the Principal Paying Agent in the payment of any amounts in respect of principal or interest in accordance with this agreement, for repayment to the Trustee (subject to clause 4). On repayment in full in accordance with clause 4 to the Trustee all liabilities of the Principal Paying Agent with respect to those moneys shall cease. The Trustee may, promptly after each Payment Date, request confirmation from the Principal Paying Agent that the Principal Paying Agent has paid the relevant amount to the relevant Common Depository . The Principal Paying Agent will countersign and promptly return any such confirmation requested by the Trustee.

(b)	Subject to the terms of this agreement, the Principal Paying Agent shall be entitled to deal with moneys paid to it under this agreement in the same manner as other moneys paid to it as a banker by its customers. The Principal Paying Agent shall be entitled to retain for its own account any interest earned on the sums from time to time credited to the separate account referred to in paragraph (a) and it need not segregate such sums from other amounts held by it.

(c)	The payment by the Trustee of its A$ payment obligations on each Payment Date under the Series Notice and the relevant Conditions to the relevant Currency Swap Provider shall be a good discharge to the Trustee.

(d)	The Trustee shall not be liable for any act or omission or default of a Currency Swap Provider or any Paying Agents under this Agreement.

3.11	No fee

Subject to clause 18, no Paying Agent will charge any commission or fee in relation to any payment under this agreement to the person receiving or entitled to receive the payment.

4.	Repayment

(a)	Immediately on any entitlement to receive principal or interest under any Offshore Note becoming void under the relevant Conditions, the Principal Paying Agent shall repay to the Trustee the amount paid to the Principal Paying Agent by or on behalf of the Trustee which would have been due in respect of that principal or interest if it had been paid before the entitlement became void, together with any fees applicable to that payment or entitlement (pro rated as to the amount and time) to the extent already paid under clause 18.

(b)	Despite paragraph (a), the Principal Paying Agent shall not be obliged to make any repayment to the Trustee so long as any fees and expenses which should have been paid to or to the order of the Principal Paying Agent or, if applicable, the Note Trustee by the Trustee remain unpaid.

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5.	Appointment of the Calculation Agent as calculation agent

(a)	The Trustee, acting on the direction of the Trust Manager (and, for the purposes of clause 7 only, the Note Trustee) appoints the Calculation Agent as its calculation agent in respect of the Offshore Notes upon the terms and conditions set forth in this agreement and the Calculation Agent accepts that appointment.

(b)	It is acknowledged and agreed that:

(i)	the Calculation Agent is the agent of the Trustee (and, for the purposes of clause 7 only, the Note Trustee) in its capacity as trustee of the Trust (or Note Trustee, as the case may be) only, and

(ii)	despite anything else in this agreement, any other Transaction Document or at law, the Trustee (and, for the purposes of clause 7 only, the Note Trustee) in its personal capacity is not responsible for any negligent act or negligent omission, fraudulent act or fraudulent omission or any other act or omission of the Calculation Agent which, had it been done or not done by the Trustee (and, for the purposes of clause 7 only, the Note Trustee) personally, would have amounted to a breach of trust by the Trustee (and, for the purposes of clause 7 only, the Note Trustee) under any Transaction Document or under general principles of law.

6.	Duties of the Calculation Agent

(a)	The Calculation Agent shall in relation to each Class of Offshore Notes until their final maturity or such earlier date on which those Offshore Notes are due and payable in full and in either case until the Trustee has paid all amounts in relation to those Offshore Notes to the Principal Paying Agent or, if applicable, the Note Trustee:

(i)	perform such duties at its Specified Office in London as are set forth in this agreement and in the relevant Conditions and any other duties which are reasonably incidental at the request of the Trustee, the Trust Manager, the Note Trustee or the Principal Paying Agent;

(ii)	determine Three Month LIBOR for each Coupon Period for the Class A1 Notes and the Class A2a Notes and EURIBOR for each Coupon Period for the Class A2b Notes, and calculate the relevant Coupon and the Coupon Rate on the relevant Offshore Notes, in the manner set out in the relevant Condition 4 and confirm with the relevant Currency Swap Provider (using the contact details notified by that Currency Swap Provider to the Calculation Agent) that the Three Month LIBOR or EURIBOR (as the case may be) determined under this agreement is the same as the Three Month LIBOR or EURIBOR (as the case may be) determined by the relevant Currency Swap Provider under the relevant Currency Swap; and

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(iii)	notify the Trustee, the Trust Manager, the Note Trustee and the Paying Agents by telex or facsimile transmission on or as soon as possible after the first day of that Coupon Period, of each Coupon Rate and each Coupon so determined by it in relation to that Coupon Period, specifying to the Trustee the rates upon which they are based and (where relevant) the names of the banks quoting those rates.

(b)	Each Coupon and relevant Payment Date published under sub-paragraph (iv) may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice to the relevant Offshore Noteholders in the event of a shortening of the relevant Coupon Period.

7.	Note Trustee

(a)	At any time after an Event of Default in respect of any Offshore Notes has occurred, or at any time after Definitive Notes have not been issued when so required in accordance with the relevant Conditions, the Note Trustee may:

(i)	by notice in writing to the Trustee, the Trust Manager, the Principal Paying Agent, the other Paying Agents, each Note Registrar, and the Calculation Agent require the Principal Paying Agent, the other Paying Agents, each Note Registrar and the Calculation Agent either:

(A)	(1)	to act as Principal Paying Agent and Paying Agents, Note Registrar and Calculation Agent respectively of the Note Trustee on the terms of this agreement in relation to payments to be made by or on behalf of the Note Trustee under the terms of the Note Trust Deed; and

	(2)	hold all Definitive Notes, and all amounts, documents and records held by them in respect of the Offshore Notes, on behalf of the Note Trustee; or

(B)	to deliver up all Definitive Notes and all amounts, documents and records held by them in respect of the Offshore Notes, to the Note Trustee or as the Note Trustee shall direct in that notice, other than any documents or records which the relevant Paying Agent, Note Registrar or Calculation Agent is obliged not to release by any law or regulation; and

(ii)	by notice in writing to the Trustee require it to make (or arrange to be made) all subsequent payments in respect of the Offshore Notes to the order of the Note Trustee and not to the Principal Paying Agent and, with effect from the issue of that notice to the Trustee and until that notice is withdrawn clause 2.3 of the Note Trust Deed shall not apply.

(b)	The payment by the Trustee of its payment obligations on each Payment Date under the Series Notice and the relevant Conditions to the Note Trustee in accordance with paragraph (a) shall be a good discharge to the Trustee and the Trustee shall not be liable for any act or omission or default of the Note Trustee during the period it is required to make payment to the Note Trustee under paragraph (a).

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(c)	The Note Trustee shall forthwith give written notice to the Trust Manager, the Trustee, the Security Trustee, the Calculation Agent, each Note Registrar and the Principal Paying Agent of any change in the Authorised Signatories of the Note Trustee.

(d)	If the Calculation Agent at any time for any reason does not determine the Coupon Rate or calculate the Coupon for an Offshore Note, the Trust Manager shall do so and each such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trust Manager shall apply the provisions of clause 6, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such a manner as it shall deem fair and reasonable in all the circumstances.

8.	Early Redemption of Offshore Notes

(a)	If the Trustee intends to redeem the Offshore Notes of a Class prior to their Maturity Date pursuant to the relevant Condition 5.13 (which it may only do at the direction of the Trust Manager), the Trust Manager shall give not less than 5 days’ prior written notice to the Principal Paying Agent, the Note Trustee and the relevant Offshore Noteholders in accordance with the relevant Condition 5.13 and stating the date on which such Offshore Notes are to be redeemed.

(b)	The Principal Paying Agent shall, on receipt of a notice under paragraph (a):

(i)	notify the relevant Common Depository of the proposed redemption, specifying:

(A)	the aggregate Invested Amount of the relevant Offshore Notes of the Class to be redeemed;

(B)	the amount of principal to be repaid in relation to those Offshore Notes; and

(C)	the date on which the Offshore Notes are to be redeemed; and

(ii)	promptly and in accordance with the relevant Conditions, on behalf of and at the expense of the Trustee publish the notices required in connection with that redemption.

9.	Pro Rata Redemption and Cancellation Of Notes

(a)	If the Trustee is required to redeem some (but not all) of a Class of Offshore Notes prior to their Maturity Date pursuant to the relevant Condition 5.1 the Trust Manager shall on each Determination Date give prior written notice to the Calculation Agent, the Principal Paying Agent, each Note Registrar and the Note Trustee, as provided in the relevant Condition 5.

(b)	On receipt of a notice under paragraph (a), the Principal Paying Agent shall notify the relevant Common Depository of the proposed redemption, specifying in each case the aggregate Invested Amount of the Offshore Notes to be redeemed and the date on which such Offshore Notes are to be redeemed.

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(c)	The Trust Manager shall, on (or as soon as practicable after) each Determination Date in respect of the Offshore Notes, calculate:

(i)	the amount of principal to be repaid in respect of each Offshore Note due on the Payment Date next following that Determination Date;

(ii)	the Invested Amount of each Offshore Note on the first day of the next following Coupon Period after deducting any principal due to be made on the next Payment Date; and

(iii)	the Bond Factor for each Class of Offshore Notes as of the Notice Date,

and shall forthwith notify or cause to be notified in writing to the Trustee, the Calculation Agent, the Note Trustee and the Principal Paying Agent of each of those determinations in accordance with the Series Notice. On receipt of that notice, the Principal Paying Agent shall give a copy of that notice to the relevant Common Depository in accordance with the requirements of the Note Depository Agreement.

(d)	The Trust Manager will immediately cause details of each determination under paragraph (c) to be published in accordance with Condition 12 by the Notice Date immediately preceding the relevant Payment Date.

(e)	If no principal is due to be repaid on any Offshore Notes on any Payment Date (as the case may be), the Trust Manager shall give notice or shall cause a notice to this effect to be given to the relevant Offshore Noteholders in accordance with the relevant Condition 12.

(f)	If any Offshore Notes are redeemed in whole or in part in accordance with the relevant Conditions and the Transaction Documents, the Principal Paying Agent will, if any Book-Entry Notes are still outstanding in relation to those Offshore Notes, cause each Note Registrar to record all relevant details in the relevant Note Registrar. The Principal Paying Agent shall, if requested in writing, as soon as possible furnish to each of the Trustee and the Note Trustee a statement in writing setting out the aggregate Invested Amount and Stated Amount of Offshore Notes which have been redeemed or the aggregate Invested Amount and Stated Amount of Offshore Notes which have been purchased. If the Invested Amount of a Book-Entry Note is reduced to nil, the Principal Paying Agent shall destroy the relevant Book-Entry Note and, if requested in writing, issue a destruction certificate forthwith to the Note Trustee and shall send a copy of that certificate to the Trustee, the Trust Manager and the Note Trustee.

10.	Notices to Offshore Noteholders

(a)	At the request and expense of the Trustee, the Principal Paying Agent shall arrange for the delivery of all notices and the posting on the Note Trustee’s website of the Noteholders Report (following receipt from the Trust Manager or the Trustee) to Offshore Noteholders in accordance with the relevant Conditions. The Principal Paying Agent shall also deliver the Noteholders Report to an Offshore Noteholder upon that Offshore Noteholder’s written request.

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(b)	The Principal Paying Agent shall promptly send to the Note Trustee one copy of the form of every notice given to Offshore Noteholders in accordance with the relevant Conditions.

11.	Documents and Forms

(a)	The Trust Manager shall provide to the Principal Paying Agent for distribution to each Paying Agent sufficient copies of all documents required by the relevant Conditions or the Note Trust Deed to be available to Offshore Noteholders for issue or inspection (including the Note Trust Deed, the Master Trust Deed and the Series Notice).

(b)	The Trust Manager and the Trustee shall provide to each Note Party such documents as each Note Party may reasonably require from the Trustee in order for each Note Party properly to fulfil its duties in respect of the Offshore Notes.

12.	Authentication

Upon direction by the Trustee, the Principal Paying Agent shall authenticate or cause to be authenticated the Book-Entry Notes and (if required) the Definitive Notes (whether on initial issue or on replacement).

13.	Indemnity

(a)	Subject to paragraph (b) and clause 23, the Trustee shall indemnify each Paying Agent, each Note Registrar and the Calculation Agent against any loss, damages, proceeding, liability, cost, claim, action, demand or expense (including, without limitation, legal costs and expenses and any applicable value added or similar tax thereon) (each, an Expense) which the Paying Agent may incur or which may be made against the Paying Agent, a Note Registrar or Calculation Agent as a result of or in connection with the Paying Agent’s, the relevant Note Registrar’s or Calculation Agent’s (as the case may be) appointment or the proper exercise of the Paying Agent’s, the relevant Note Registrar’s or Calculation Agent’s powers and proper performance of the Paying Agent’s, the relevant Note Registrar’s or Calculation Agent’s (as the case may be) duties under this agreement and the Transaction Documents or any document executed in connection with this agreement or any other Transaction Document, notwithstanding the resignation or removal of that Paying Agent, that relevant Note Registrar or the Calculation Agent in accordance with clause 17 (including any liability in respect of payment of a cheque drawn by that Paying Agent or Calculation Agent (as the case may be) where the cheque is collected or sued upon or an attempt at collection is made after the amount in respect of which it is paid has been returned to the Trustee under clause 4).

(b)	The indemnity in paragraph (a) applies to any Expense of a Paying Agent, each Note Registrar or the Calculation Agent (as the case may be) only:

(i)	to the extent the Expense does not result from the breach by the Paying Agent, the relevant Note Registrar or the Calculation Agent (as the case may be) of the terms of this agreement or from the Paying Agent’s, the relevant Note Registrar’s or the Calculation Agent’s own fraud, wilful misconduct, negligence or bad faith or that of its directors, officers or employees or servants;

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(ii)	if the Paying Agent, the relevant Note Registrar or the Calculation Agent (as the case may be) gives notice of the Expense to the Trustee and the Trust Manager as soon as the Paying Agent, the relevant Note Registrar or the Calculation Agent (as the case may be) becomes aware of the Expense provided, however, that any failure or delay to give such notice shall not deprive a party’s rights to be indemnified unless the Trustee is materially prejudiced by such failure or delay; and

(iii)	if and whenever the Trustee or the Trust Manager so requires, the Paying Agent, the relevant Note Registrar or the Calculation Agent (as the case may be) takes any actions or proceedings under the control and at the expense of the Trustee, as the Trustee may reasonably require to avoid, resist or compromise that Expense.

(c)	Each indemnity, reimbursement or similar obligation in this clause:

(i)	is a continuing obligation;

(ii)	is a separate and independent obligation;

(iii)	is payable under clause 5.10 of the Series Notice on the Payment Date following demand; and

(iv)	survives termination or discharge of this agreement.

(d)	None of the provisions of this agreement shall require the Calculation Agent, any Note Registrar or the Paying Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties under this agreement, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(e)	Each of the Calculation Agent, the Note Registrars and Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties (unless a Responsible Officer of the Calculation Agent, the relevant Note Registrar or Paying Agent (as the case may be) has actual notice to the contrary).

(f)	Each of the Calculation Agent, the Note Registrars and Paying Agent may consult with counsel and rely on the advice or opinion of such counsel and shall be protected in respect of any action taken or omitted to be taken by it in good faith and in reliance on such advice or opinion of counsel.

(g)	Neither the Calculation Agent, the Note Registrars nor Paying Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

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(h)	Each of the Calculation Agent, the Note Registrars and Paying Agent may execute any of the powers or perform any duties under this agreement either directly or by or through agents, attorneys, custodians or nominees appointed with reasonable care, and shall not be responsible for any wilful misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed.

(i)	Neither the Calculation Agent, the Note Registrars nor Paying Agent nor any of their respective officers, directors, employees or agents shall be liable for any action taken or omitted to be taken under this agreement or in connection therewith except to the extent caused by the Calculation Agent’s, the relevant Note Registrar’s or Paying Agent’s fraud, negligence or wilful misconduct or bad faith.

14.	The Note Registers

14.1	Appointment of the Note Registrars

The Trustee appoints:

(a)	The Bank of New York to be the initial US$ Note Registrar. The Bank of New York accepts that appointment; and

(b)	The Bank of New York to be the initial Class A2b Note Registrar. The Bank of New York accepts that appointment

14.2	Details to be kept on a Note Register

Each Note Registrar shall keep the relevant Note Register with respect to the Trust in accordance with the terms of this agreement and the Note Trust Deed, on which shall be entered the following information relating to the Trust:

(a)	(name) the name of the Trust;

(b)	(creation) the date of the creation of the Trust;

(c)	(Issue Dates) the Issue Dates for the US$ Notes (in the case of the US$ Note Register) or Class A2b Notes (in the case of the Class A2b Note Register) issued in relation to the Trust;

(d)	(Initial Invested Amount) the total Initial Invested Amount of US$ Notes (in the case of the US$ Note Register) or Class A2b Notes (in the case of the Class A2b Note Register) issued on each such Issue Date;

(e)	(Invested Amount) the Invested Amount of US$ Notes (in the case of the US$ Note Register) or Class A2b Notes (in the case of the Class A2b Note Register) from time to time;

(f)	(Stated Amount) the Stated Amount of US$ Notes (in the case of the US$ Note Register) or Class A2b Notes (in the case of the Class A2b Note Register) from time to time;

(g)	(details of Noteholders) the name and address of each US$ Noteholder (in the case of the US$ Note Register) or Class A2b NoteHolder (in the case of the Class A2b Note Register);

(h)	(number of Notes) the number of US$ Notes (in the case of the US$ Note Register) or Class A2b Notes (in the case of the Class A2b Note Register) held by each US$ Noteholder (in the case of the US$ Note Register) or Class A2b Noteholder (in the case of the Class A2b Note Register);

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(i)	(date of entry) the date on which a person was entered as the holder of US$ Notes (in the case of the US$ Note Register) or Class A2b Notes (in the case of the Class A2b Note Register);

(j)	(date of cessation) the date on which a person ceased to be an US$ Noteholder (in the case of the US$ Note Register) or Class A2b NoteHolder (in the case of the Class A2b Note Register);

(k)	(account) the account to which any payments due to an US$ Noteholder (in the case of the US$ Note Register) or Class A2b NoteHolder (in the case of the Class A2b Note Register)are to be made (if applicable);

(l)	(payments) a record of each payment in respect of the US$ Notes (in the case of the US$ Note Register) or Class A2b Notes (in the case of the Class A2b Note Register); and

(m)	(additional information) such other information as:

(i)	is required by the Series Notice;

(ii)	each Note Registrar considers necessary or desirable; or

(iii)	the Trust Manager or the Trustee reasonably requires.

14.3	Payments of Principal and Interest

(a)	Any payment of principal or interest on any Offshore Note shall be endorsed by each Note Registrar on the relevant Note Register. In the case of payments of principal, the Invested Amount of the relevant Offshore Notes shall be reduced for all purposes by the amount so paid and endorsed on the relevant Note Register. Any such record shall be prima facie evidence that the payment in question has been made.

(b)	If the amount of principal or interest (as the case may be) due for payment on any Offshore Note is not paid in full (including Carryover Charge Offs and by reason of a deduction or withholding) the Paying Agent shall enter such a shortfall in its records.

14.4	Place of keeping Register, copies and access

The relevant Note Register shall be:

(a)	(place kept) kept in the State of New York;

(b)	(access to Trust Manager and Auditor) open to the Trustee, the Trust Manager, the Note Trustee and the Auditor of the Trust to inspect during normal business hours of the relevant Note Registrar;

(c)	(inspection by Offshore Noteholders) open for inspection by the Note Trustee or an Offshore Noteholder during normal business hours of the relevant Note Registrar but, in the case of an Offshore Noteholder, only in respect of information relating to that Offshore Noteholder; and

(d)	(not for copying) not available to be copied by any person (other than the Trustee, the Trust Manager or the Note Trustee) except in compliance with such terms and conditions (if any) as the Trust Manager, the Trustee and the relevant Note Registrar in their absolute discretion nominate from time to time.

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14.5	Details on a Note Register conclusive

(a)	(Reliance on Register) The Trustee shall be entitled to rely on the relevant Note Register as being a correct, complete and conclusive record of the matters set out in it at any time and whether or not the information shown in the relevant Note Register is inconsistent with any other document, matter or thing. The Trustee is not liable to any person in any circumstances whatsoever for any inaccuracy in, or omission from, the relevant Note Register.

(b)	(No trusts etc) A Note Registrar shall not be obliged to enter on the relevant Note Register notice of any trust, Security Interest or other interest whatsoever in respect of any Offshore Notes and the Trustee shall be entitled to treat an Offshore Noteholder as the absolute owner of Offshore Notes and the Trustee shall not be bound or affected by any trust affecting the ownership of any Offshore Notes unless ordered by a court or required by statute.

14.6	Alteration of details on a Note Register

On each Note Registrar being notified of any change of name or address or payment or other details of an Offshore Noteholder by the Offshore Noteholder, the relevant Note Registrar shall promptly alter the relevant Note Register accordingly.

14.7	Rectification of a Note Register

If:

(a)	an entry is omitted from a Note Register;

(b)	an entry is made in a Note Register otherwise than in accordance with this agreement;

(c)	an entry wrongly exists in a Note Register;

(d)	there is an error or defect in any entry in a Note Register; or

(e)	default is made or unnecessary delay takes place in entering in a Note Register that any person has ceased to be the holder of Offshore Notes,

the relevant Note Registrar may, without notice to any party, rectify the same.

14.8	Correctness of a Note Register

A Note Registrar shall not be liable for any mistake on the relevant Note Register or in any purported copy except to the extent that the mistake is attributable to its fraud, negligence or wilful default.

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15.	Changes of a Note Registrar

15.1	Removal

The Trustee (or the Trust Manager on its behalf after advising the Trustee) may terminate the appointment of a Note Registrar with the prior written approval of the Note Trustee (which approval must not be unreasonably withheld or delayed), with effect not less than 60 days from that notice.

15.2	Resignation

Subject to this clause 15 each Note Registrar may resign its appointment at any time by giving to the Trustee and the Trust Manager not less than 60 days written notice to that effect.

15.3	Limitation

Despite clauses 15.1 and 15.2:

(a)	no resignation by or termination of the appointment of a Note Registrar shall take effect until a new Note Registrar approved in writing by the Note Trustee has been appointed on terms previously approved in writing by the Note Trustee (in each case, that approval not to be unreasonably withheld or delayed); and

(b)	the appointment of a new Note Registrar shall be on the terms and subject to the conditions of this agreement and the outgoing relevant Note Registrar shall co-operate fully to do all further acts and things and execute any further documents as may be necessary or desirable to give effect to the appointment of the new Note Registrar.

16.	General

16.1	Communications to Offshore Noteholders

The Principal Paying Agent shall, upon receipt from the Trustee, Trust Manager, Security Trustee or Note Trustee of any communication to be delivered to any Offshore Noteholders or Offshore Note Owners, including any communications pursuant to clauses 3.3, 7.1 18(a), 22.1, 23.2 or 32.2(b) of the Note Trust Deed or any other solicitation of notice from or consent of any Offshore Noteholders or Offshore Note Owners pursuant to or relating to the Note Trust Deed or this agreement, forward such communications to those Offshore Noteholders, along with instructions that the responses relating to such communications be returned to the Principal Paying Agent. Such communication shall include the date upon which the response to such solicitation shall be delivered (the Response Date). The Principal Paying Agent shall treat any Offshore Noteholder or Offshore Note Owner who has not delivered its response as of the Response Date as having withheld its consent to the proposed action. The Principal Paying Agent shall notify the Trustee, Trust Manager and Note Trustee in writing of the results of any such solicitations of consent.

16.2	Agency

Subject to any other provision of this agreement, each of the Paying Agents, the Calculation Agent and each Note Registrar (including clause 7, each a Note Party) shall act solely for and as agent of the Trustee (or, pursuant to clause 7 only, the Note Trustee) and shall not have any obligations

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towards or relationship of agency or trust with any person entitled to receive payments of principal and/or interest on the any Offshore Notes and shall be responsible only for performance of the duties and obligations expressly imposed upon it in this agreement.

16.3	Identity

Each Paying Agent shall (except as ordered by a court of competent jurisdiction or as required by law) be entitled to treat the person:

(a)	who is, while a Book-Entry Note remains outstanding, the registered owner of that Book-Entry Note as the person entitled to receive payments of principal or interest (as applicable) and each person shown in the records of the relevant Common Depository as the holder of any Offshore Note represented by a Book-Entry Note shall be entitled to receive from the registered owner of that Book-Entry Note any payment so made in accordance with the respective rules and procedures of the relevant Common Depository and on the terms and subject to the conditions of that Book-Entry Note;

(b)	who is the registered owner of any relevant Definitive Note as the absolute owner or owners of that Definitive Note (whether or not that Definitive Note is overdue and despite any notice of ownership or writing on it or any notice of previous loss or theft or of any trust or other interest in it); or

(c)	who, when a Book-Entry Note in respect of any Offshore Note is no longer outstanding but Definitive Notes in respect of the relevant Offshore Notes have not been issued, is for the time being the Note Trustee, as the person entrusted with the receipt of principal or interest, as applicable, on behalf of the relevant Offshore Noteholders, and in all cases and for all purposes despite any notice to the contrary and shall not be liable for so doing.

16.4	No set-off

No Paying Agent shall exercise any right of set-off, withholding, counterclaim or lien against, or make any deduction in any payment to, any person entitled to receive amounts of principal or interest on the Offshore Notes in respect of moneys payable by it under this agreement.

16.5	Reliance

Each Note Party shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered by it in reliance upon any instruction, request or order from the Trustee or the Trust Manager or in reliance upon any Offshore Note or upon any notice, resolution, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been delivered, signed or sent by the proper party or parties.

16.6	Entitled to deal

A Note Party shall not be precluded from acquiring, holding or dealing in any Offshore Notes or from engaging or being interested in any contract or other financial or other transaction or arrangement with the Trustee, the Trust Manager or the Servicer as freely as if it were not an agent of the Trustee under this agreement and in no event whatsoever (other than fraud, wilful misconduct, negligence or bad faith) shall any Note Party be liable to account to the Trustee or any person entitled to receive amounts of principal or interest on the Offshore Notes for any profit made or fees or commissions received in connection with this agreement or any Offshore Notes.

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16.7	Consultation

Each Note Party may consult as to legal matters with lawyers selected by it, who may be employees of or lawyers to the Trustee, the Trust Manager or the relevant Paying Agent. Where that consultation is likely to give rise to significant Expenses (as that term is defined in clause 13), the relevant Note Party shall notify the Trustee and Trust Manager as soon as is reasonably practicable prior to that consultation.

16.8	Duties

Each Note Party shall perform the duties, and only the duties, contained in or reasonably incidental to this agreement and the relevant Conditions and in the Offshore Notes and no implied duties or obligations (to the extent permitted by law) shall be read into this agreement or the Offshore Notes against any Note Party. A Note Party shall not be required to take any action under this agreement which would require it to incur any expense or liability, for which (in its reasonable opinion) either it would not be reimbursed within a reasonable time or in respect of which it has not been indemnified to its satisfaction.

16.9	Income Tax Returns

The Principal Paying Agent shall, subject always to compliance with mandatory provisions of law deliver to each Offshore Noteholder such information as may be reasonably required to enable such Offshore Noteholder to prepare its federal and state income tax returns.

16.10	Obligations of each Note Party

Each Note Party represents and warrants that it is duly qualified to assume its obligations under this agreement and has obtained all necessary approvals required to perform its obligations under this agreement.

16.11	European Union Tax Directive

(a)	The obligations of the Principal Paying Agent or any other Paying Agent with respect to any Offshore Notes under this agreement are subject to:

(i)	the provisions of the EU Tax Directive; and

(ii)	the “beneficial owner” (as defined in the EU Tax Directive) providing to that Paying Agent such information and documents (if any) required by that Paying Agent in order for it to comply with the EU Tax Directive.

(b)	The Trustee authorises each Paying Agent to make mandatory disclosures required by the EU Tax Directive to be made to the competent authority of the member state of the European Union of that Paying Agent.

16.12	Know your customer

The Trustee and the Trust Manager agree to, and the Offshore Noteholders may be requested to, provide any information and documents reasonably required by a Note Party for it to comply with

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any “know your customer” or other identification checks or procedures under any law or regulation to the extent that such information is in the possession of, or otherwise available to the Trustee, the Trust Manager or the Offshore Noteholders (as the case may be). The Note Party may, to the extent required by law, decline to perform its affected obligations under the Transaction Documents to which it is a party to the extent that such information and documents are not provided.

17.	Changes in Paying Agents and Calculation Agent

17.1	Removal

The Trustee (or the Trust Manager on its behalf after advising the Trustee) may at any time:

(a)	with prior written notice to the Note Trustee appoint:

(i)	additional or alternative Paying Agents; or

(ii)	an alternative Calculation Agent;

(b)	subject to this clause 17, terminate the appointment of any Paying Agent or the Calculation Agent by giving written notice to that effect to each Designated Rating Agency, the Note Trustee, the Calculation Agent (if its appointment is to be terminated), the Principal Paying Agent and (if different) the Paying Agent whose appointment is to be terminated:

(i)	with effect immediately on that notice, if any of the following occurs in relation to the Paying Agent or Calculation Agent (as the case may be):

(A)	an Insolvency Event has occurred in relation to the Paying Agent or Calculation Agent;

(B)	the Paying Agent or Calculation Agent has ceased its business;

(C)	the Paying Agent or Calculation Agent has failed to remedy within fourteen days after prior written notice by the Trustee or Trust Manager any material breach of this agreement on the part of the Paying Agent; or

(ii)	otherwise, with the prior written approval of the Note Trustee (which approval must not be unreasonably withheld or delayed) with effect not less than 60 days’ from that notice, which date shall be not less than 30 days before nor 30 days after any due date for payment of any Offshore Notes.

17.2	Resignation

Subject to this clause 17, a Paying Agent or the Calculation Agent may resign its appointment under this agreement at any time by giving to the Trustee, the Trust Manager, each Designated Rating Agency and (where a Paying Agent is resigning and the Paying Agent is not the Principal Paying Agent) the Principal Paying Agent not less than 60 days’ written notice to that effect, which notice shall expire not less than 30 days before or 30 days after any due date for payment of any Offshore Notes.

17.3	Limitation

Despite clauses 17.1 and 17.2:

(a)	no resignation by or termination of the appointment of the Principal Paying Agent shall take effect until a new Principal Paying Agent approved in writing by the Note Trustee has been appointed on terms previously approved in writing by the Note Trustee (in each case, that approval not to be unreasonably withheld or delayed);

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(b)	if any Paying Agent or the Calculation Agent resigns in accordance with clause 17.2, but by the day falling 15 days before the expiry of any notice under clause 17.2 the Trustee or the Trust Manager has not appointed a new Paying Agent or Calculation Agent, then the relevant Paying Agent or Calculation Agent (as the case may be) may appoint in its place any reputable bank or trust company of good standing approved in writing by the Note Trustee and appointed on terms previously approved in writing by the Note Trustee (in each case, that approval not to be unreasonably withheld or delayed);

(c)	no resignation by or termination of the appointment of any Paying Agent shall take effect if as a result of that resignation or termination there would cease to be a Paying Agent which has a Paying Office in the United States or, if:

(i)	the EU Tax Directive is in force; and

(ii)	a Paying Agent accepts its appointment (such appointment made in accordance with clause 11(e) of the Note Trust Deed) on the express basis that it will act through an office in a member country of the European Union that is not obliged to withhold or deduct tax pursuant to the EU Tax Directive (the EU Tax Directive Paying Agent),

no resignation by or termination of the appointment of the EU Tax Directive Paying Agent shall take effect unless and until a new EU Tax Directive Paying Agent has been appointed;

(d)	no appointment or termination of the appointment of any Paying Agent shall take effect unless and until notice has been given to the Offshore Noteholders in accordance with the relevant Conditions;

(e)	no resignation by or termination of the appointment of the Calculation Agent shall take effect until a new Calculation Agent having its Specified Office in the United States has been appointed; and

(f)	the appointment of any additional Paying Agent shall be on the terms and subject to the conditions of this agreement and each of the parties to this agreement shall co-operate fully to do all further acts and things and execute any further documents as may be necessary or desirable to give effect to the appointment of the Paying Agent (which shall not, except in the case of an appointment under clause 17.1(a) or a termination under clause 17.1(b)(ii) be at the cost of the Trustee or Trust Manager).

17.4	Delivery of amounts

If the appointment of the Principal Paying Agent terminates, the Principal Paying Agent shall, on the date on which that termination takes effect, pay to the successor Principal Paying Agent any amount held by it for payment of principal or interest in respect of any Offshore Note and shall deliver to the successor Principal Paying Agent all records maintained by it pursuant to this agreement and all documents (including any Definitive Notes) held by it under this agreement.

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17.5	Successor to Principal Paying Agent

(a)	On the execution by the Trustee, the Trust Manager and any successor Principal Paying Agent of an instrument effecting the appointment of that successor Principal Paying Agent, that successor Principal Paying Agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor with effect as if originally named as Principal Paying Agent in this agreement and that predecessor, on payment to it of the pro rata proportion of its administration fee and disbursements then unpaid (if any), shall have no further liabilities under this agreement, except for any accrued liabilities arising from or relating to any act or omission occurring prior to the date on which the successor Principal Paying Agent is appointed.

(b)	Any corporation:

(i)	into which the Principal Paying Agent is merged;

(ii)	with which the Principal Paying Agent is consolidated;

(iii)	resulting from any merger or consolidation to which the Principal Paying Agent is a party;

(iv)	to which the Principal Paying Agent sells or otherwise transfers all or substantially all the assets of its corporate trust business,

shall, on the date when that merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, become the successor Principal Paying Agent under this agreement without the execution or filing of any agreement or document or any further act on the part of the parties to this agreement, unless otherwise required by the Trustee or the Trust Manager, and after that effective date all references in this agreement to the Principal Paying Agent shall be references to that corporation.

17.6	Successor to Calculation Agent

(a)	On the execution by the Trustee, the Trust Manager and any successor Calculation Agent of an instrument effecting the appointment of that successor Calculation Agent, that successor Calculation Agent shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor with effect as if originally named as Calculation Agent in this agreement and that predecessor, on payment to it of the pro rata proportion of its administration fee and disbursements then unpaid (if any), shall have no further liabilities under this agreement, except for any accrued liabilities arising from or relating to any act or omission occurring prior to the date on which the successor Calculation Agent is appointed.

(b)	Any corporation:

(i)	into which the Calculation Agent is merged;

(ii)	with which the Calculation Agent is consolidated;

(iii)	resulting from any merger or consolidation to which the Calculation Agent is a party;

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(iv)	to which the Calculation Agent sells or otherwise transfers all or substantially all the assets of its corporate trust business,

shall, on the date when that merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, become the successor Calculation Agent under this agreement without the execution or filing of any agreement or document or any further act on the part of the parties to this agreement, unless otherwise required by the Trustee or the Trust Manager, and after that effective date all references in this agreement to the Calculation Agent shall be references to that corporation.

17.7	Successor to a Note Registrar

(a)	On the execution by the Trustee, the Trust Manager and any successor Note Registrar of an instrument effecting the appointment of that successor Note Registrar, that successor Note Registrar shall, without any further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor with effect as if originally named as Note Registrar in this agreement and that predecessor, on payment to it of the pro rata proportion of its administration fee and disbursements then unpaid (if any), shall have no further liabilities under this agreement, except for any accrued liabilities arising from or relating to any act or omission occurring prior to the date on which the successor Note Registrar is appointed.

(b)	Any corporation:

(i)	into which a Note Registrar is merged;

(ii)	with which a Note Registrar is consolidated;

(iii)	resulting from any merger or consolidation to which a Note Registrar is a party;

(iv)	to which a Note Registrar sells or otherwise transfers all or substantially all the assets of its corporate trust business,

shall, on the date when that merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, become the successor Note Registrar under this agreement without the execution or filing of any agreement or document or any further act on the part of the parties to this agreement, unless otherwise required by the Trustee or the Trust Manager, and after that effective date all references in this agreement to the relevant Note Registrar shall be references to that corporation.

17.8	Notice to Offshore Noteholders

The Trust Manager on behalf of the Trustee shall, within 14 days of:

(a)	the termination of the appointment of any Paying Agent, a Note Registrar or the Calculation Agent;

(b)	the appointment of a new Paying Agent, a Note Registrar or Calculation Agent; or

(c)	the resignation of any Paying Agent, a Note Registrar or Calculation Agent,

give to the Offshore Noteholders notice of the termination, appointment or resignation in accordance with the relevant Condition 12 (in the case of a termination under clause 17.1(b)(i) or 17.2 at the cost of the outgoing Paying Agent, Note Registrar or Calculation Agent, as the case may be).

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17.9	Change in Paying Office or Specified Office

(a)	If any Paying Agent proposes to change its Paying Office, it must give to the Trustee, the Trust Manager, the Note Trustee and, in the case of a change in the Paying Office of a Paying Agent other than the Principal Paying Agent, the Principal Paying Agent, not less than 30 days’ prior written notice of that change, giving the address of the new Paying Office and stating the date on which the change is to take effect. No change of Paying Office may occur within the period between 30 days before and 30 days after any due date for payment of any Offshore Notes.

(b)	If the Calculation Agent proposes to change its Specified Office, it must give to the Trustee, the Trust Manager and the Note Trustee, not less than 30 days’ prior written notice of that change, giving the address of the new Specified Office and stating the date on which the change is to take effect. No change of specified office may occur within the period between 30 days before and 30 days after any due date for payment of any Offshore Notes.

(c)	The Trustee or Trust Manager must, within 14 days of receipt of a notice under paragraph (a) (unless the appointment is to terminate pursuant to clause 17.1 or 17.2 on or prior to the date of that change) give to the Offshore Noteholders notice in accordance with the relevant Conditions of that change and of the address of the new Paying Office but the costs of giving that notice shall be borne by the Paying Agent which is changing its Paying Office and not by the Trustee or the Trust Manager.

18.	Fees and Expenses

(a)	The Trustee shall pay to the Principal Paying Agent during the period when any of the Offshore Notes remain outstanding the administration fee separately agreed by the Principal Paying Agent and the Trustee, together with any out-of-pocket expenses properly incurred (including any legal fees and expenses and any applicable value added or similar tax thereon). If the appointment of the Principal Paying Agent is terminated under this agreement, the Principal Paying Agent must, subject to any fee agreement between the Trustee, the Trust Manager and the Principal Paying Agent, refund to the Trustee that proportion of the fee (if any) which relates to the period during which the Principal Paying Agent will not be the Principal Paying Agent.

(b)	The Trustee shall pay to the Calculation Agent during the period when any of the Offshore Notes remain outstanding the fee separately agreed by the Calculation Agent and the Trustee, together with any out-of-pocket expenses properly incurred (including any legal fees and expenses and any applicable value added or similar tax thereon). If the appointment of the Calculation Agent is terminated under this agreement, the Calculation Agent must, subject to any fee agreement between the Trustee, the Trust Manager and the Principal Paying Agent, refund to the Trustee that proportion of the fee (if any) which relates to the period during which the Calculation Agent will not be the Calculation Agent.

(c)

The Trustee shall pay to each Note Registrar during the period when any of the Offshore Notes remain outstanding the fee separately agreed by each Note Registrar and the Trustee, together with any out-of-pocket expenses properly incurred (including any legal fees and expenses and any applicable value added or similar tax thereon). If the appointment of any

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Note Registrar is terminated under this agreement, the relevant Note Registrar must, subject to any fee agreement between the Trustee, the Trust Manager and the Principal Paying Agent, refund to the Trustee that proportion of the fee (if any) which relates to the period during which the relevant Note Registrar will not be the Note Registrar.

(d)	Save as provided in paragraphs (a), (b) and (c), or as expressly provided elsewhere in this agreement, neither the Trustee nor the Trust Manager shall have any liability in respect of any fees or expenses of the Calculation Agent, Principal Paying Agent or any other Paying Agent or any Note Registrar in connection with this agreement.

(e)	The above fees, payments and expenses shall be paid in United States dollars and the Trustee shall in addition pay any Value Added Tax which may be applicable. The Principal Paying Agent shall (in accordance with the Trustee’s directions) arrange for payment of commissions to the other Paying Agents and arrange for the reimbursement of their expenses incurred (as payable by the Trustee under paragraph (c)) promptly upon demand, supported by evidence of that expenditure, and provided that payment is made as required by paragraph (a) the Trustee shall not be concerned with or liable in respect of that payment.

19.	Waivers, Remedies Cumulative

(a)	No failure to exercise and no delay in exercising any right, power or remedy under this agreement operates as a waiver. Nor does any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

(b)	The rights, powers and remedies provided to a party in this agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law.

20.	Severability of Provisions

Any provision of this agreement which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

21.	Assignment

Subject to the Transaction Documents, no party may assign or transfer any of its rights or obligations under this agreement without the prior written consent of the other parties, or if the rating of the Offshore Notes would be withdrawn or reduced as a result of the assignment.

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22.	Notices

22.1	General

All notices, requests, demands, consents, approvals, agreements or other communications to or by a party to this agreement:

(a)	must be in writing;

(b)	must be signed by an Authorised Signatory of the sender; and

(c)	will be taken to be duly given or made:

(i)	(in the case of delivery in person or by post) when delivered, received or left at the address of the recipient shown in clause 22.2 or to any other address which it may have notified by the recipient to the sender under this clause 22;

(ii)	(in the case of facsimile transmission) on receipt of a transmission report confirming successful transmission to the number shown in clause 22.2 or any other number notified by the recipient to the sender under this clause 22; and

(iii)	(in the case of a telex) on receipt by the sender of the answerback code of the recipient at the end of transmission to the number shown in clause 22.2 or any other number notified by the recipient to the sender under this clause 22, but if delivery or receipt is on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4.00pm (local time), it will be taken to have been duly given or made at the commencement of business on the next day on which business is generally carried on in that place.

22.2	Details

The address, facsimile and telex of each party at the date of this agreement are as follows:

The Trustee

J.P. MORGAN TRUST AUSTRALIA LIMITED

Level 4

35 Clarence Street

SYDNEY NSW 2000

Tel:	612 9259 9128
Fax:	612 9259 9487

Attention:	Trustee Securitisation Manager

The Trust Manager

WESTPAC SECURITISATION MANAGEMENT PTY LIMITED

Level 19

275 Kent Street

SYDNEY NSW 2000

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Tel:	612 8253 1502
Fax:	612 8253 1175

Attention:	Senior Manager, Securitisation

Copy to: Vice President & Legal Counsel, New York Branch
39th Floor
575 Fifth Avenue
New York, NY, 10017-24

Tel:	1 212 551 1835
Fax:	1 212 551 2777

The Principal Paying Agent

The Bank of New York

Level 21 West

101 Barclay Street

New York NY 10286

United States of America

Fax:	+1 212 815 5802/5803

Attention:	Global Corporate Trust

The Calculation Agent

The Bank of New York, London Branch

Level 40

1 Canada Square

London E14 5AL

United Kingdom

Fax:	+44 20 7964 6369

Attention:	Global Corporate Trust

The Note Trustee

The Bank of New York

Level 21 West

101 Barclay Street

New York NY 10286

United States of America

Fax:	+1 212 815 5802/5803

Attention:	Global Corporate Trust

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The US$ Note Registrar

The Bank of New York

Level 21 West

101 Barclay Street

New York NY 10286

United States of America

Fax:	+1 212 815 5802/5803

Attention:	Global Corporate Trust

The Class A2b Note Registrar

The Bank of New York

Level 21 West

101 Barclay Street

New York NY 10286

United States of America

Fax:	+1 212 815 5802/5803

Attention:	Global Corporate Trust

22.3	Communication through Principal Paying Agent

All communications relating to this agreement between the Trustee and the Calculation Agent and any of the Paying Agents or between the Paying Agents themselves shall, save as otherwise provided in this agreement, be made through the Principal Paying Agent.

22.4	Communication to The Bank of New York, Singapore Branch

Any notices, requests, demands, consents, approvals, agreements or other communications to be given under this Agreement (other than notices to the US$ Noteholders) to The Bank of New York in whatsoever capacity must be copied to The Bank of New York, Singapore Branch. The address for delivery of copied notices to The Bank of New York, Singapore Branch is One Temasek Avenue, #02-01 Millenia Tower, Singapore 039192, Singapore (Fax number +65 6883 0338) (marked to the attention of “Global Corporate Trust”), or as otherwise notified by The Bank of New York, Singapore Branch.

23.	Limited Recourse

23.1	General

Clause 33 of the Master Trust Deed applies to the obligations and liabilities of the Trustee and the Trust Manager under this agreement.

23.2	Liability of Trustee limited to its right to indemnity

(a)

The Trustee enters into this agreement only in its capacity as trustee of the Trust and in no other capacity. A liability arising under or in connection with this agreement or the Trust can be enforced against the Trustee only to the extent to which it can be satisfied out of

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property of the Trust out of which the Trustee is actually indemnified for the liability. This limitation of the Trustee’s liability applies despite any other provision of this agreement and extends to all liabilities and obligations of the Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this agreement or the Trust.

(b)	The parties other than the Trustee may not sue the Trustee in any capacity other than as trustee of the Trust or seek the appointment of a receiver (except under the Security Trust Deed), or a liquidator, an administrator or similar person to the Trustee or prove in any liquidation, administration or arrangement of or affecting the Trustee.

(c)	The provisions of this clause 23 shall not apply to any obligation or liability of the Trustee to the extent that it is not satisfied because under a Transaction Document or by operation of law there is a reduction in the extent of the Trustee’s indemnification out of the Assets of the Trust, as a result of the Trustee’s fraud, negligence or breach of trust.

(d)	It is acknowledged that the Trust Manager, the Servicer, the Currency Swap Providers, the Note Trustee, the Calculation Agent, the Principal Paying Agent, each Note Registrar and the Paying Agents (each a Relevant Party) are responsible under this agreement and the other Transaction Documents for performing a variety of obligations relating to the Trust. No act or omission of the Trustee (including any related failure to satisfy its obligations under this agreement) will be considered fraud, negligence or breach of trust of the Trustee for the purpose of sub-paragraph (c) to the extent to which the act or omission was caused or contributed to by any failure by any Relevant Party or any other person who provides services in respect of the Trust (other than a person who has been delegated or appointed by the Trustee and for whom the Trustee is responsible under this agreement or the relevant Transaction Documents, but excluding any Relevant Party) to fulfil its obligations relating to the Trust or by any other act or omission of a Relevant Party or any other person who provides services in respect of the Trust (other than a person who has been delegated or appointed by the Trustee and for whom the Trustee is responsible under this agreement or the relevant Transaction Documents, but excluding any Relevant Party).

(e)	No attorney, agent, receiver, or receiver and manager appointed in accordance with this agreement or any other Transaction Document (including a Relevant Party) has authority to act on behalf of the Trustee in a way which exposes the Trustee to any personal liability and no act or omission of any such person will be considered fraud, negligence or breach of trust of the Trustee for the purpose of sub-paragraph (c), if the Trustee has exercised reasonable care in the selection and supervision of such a person.

23.3	Unrestricted remedies

Nothing in clause 23.2 limits a Paying Agent, a Note Registrar, the Calculation Agent or the Note Trustee in:

(a)	obtaining an injunction or other order to restrain any breach of this agreement by any party;

(b)	obtaining declaratory relief; or

(c)	in relation to its rights under the Security Trust Deed.

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23.4	Restricted remedies

Except as provided in clause 23.3, none of the Paying Agents, the Note Registrars, the Calculation Agent or the Note Trustee shall:

(a)	(judgment) obtain a judgment for the payment of money or damages by the Trustee;

(b)	(statutory demand) issue any demand under s459E(1) of the Corporations Act (or any analogous provision under any other law) against the Trustee;

(c)	(winding up) apply for the winding up or dissolution of the Trustee;

(d)	(execution) levy or enforce any distress or other execution to, on, or against any assets of the Trustee;

(e)	(court appointed receiver) apply for the appointment by a court of a receiver to any of the assets of the Trustee;

(f)	(set-off or counterclaim) exercise or seek to exercise any set-off or counterclaim against the Trustee; or

(g)	(administrator) appoint, or agree to the appointment, of any administrator to the Trustee,

or take proceedings for any of the above and each Paying Agent, the Calculation Agent and the Note Trustee waives its rights to make those applications and take those proceedings.

23.5	Liability of Note Trustee limited to its right to indemnity

The Note Trustee enters into this agreement only in its capacity as note trustee of the Trust and in no other capacity. A liability arising under or in connection with this agreement or the Trust can be enforced against the Note Trustee only to the extent to which it can be satisfied out of property of the Trust out of which the Note Trustee is actually indemnified for the liability. This limitation of the Note Trustee’s liability applies despite any other provision of this agreement and extends to all liabilities and obligations of the Note Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this agreement or the Trust.

24.	Counterparts

This agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

25.	Governing Law

This agreement is governed by the laws of New South Wales. Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction there.

26.	Successor Trustee

Each Paying Agent and the Calculation Agent shall do all things reasonably necessary to enable any successor Trustee appointed under clause 24 of the Master Trust Deed to become the Trustee under this agreement.

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27.	Compliance with Regulation AB: Other “Servicing Function Participants”

27.1	Intent of the Parties, Reasonableness

The Principal Paying Agent, each Note Registrar and the Calculation Agent (for purposes of this clause 27, each a Servicing Function Participant) and the Trust Manager acknowledge and agree that the purpose of this clause 27 is to facilitate compliance by the Trust Manager with the provisions of Regulation AB and related rules and regulations of the Commission.

The Trust Manager shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. Each Servicing Function Participant acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with requests made by the Trust Manager in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. Each Servicing Function Participant shall cooperate fully with the Trust Manager to deliver to the Trust Manager (including any of its assignees or designees) any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Trust Manager to permit the Trust Manager to comply with the provisions of Regulation AB, together with such disclosures relating to each Servicing Function Participant, any Subservicer and the Purchased Receivables, or the servicing of the Purchased Receivables, reasonably believed by the Trust Manager to be necessary in order to effect such compliance.

The Trust Manager (including any of its assignees or designees) shall cooperate with each Servicing Function Participant by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Trust Manager’s reasonable judgment, to comply with Regulation AB.

27.2	Additional Representations and Warranties of Each Servicing Function Participant

(a)	Each Servicing Function Participant shall be deemed to represent to the Trust Manager, as of the date on which information is first provided to the Trust Manager under clause 27.3 that, except as disclosed in writing to the Trust Manager prior to such date:

(i)	it is not aware and has not received notice that any default, early amortisation or other performance triggering event has occurred as to any other securitisation due to any act or failure to act of such Servicing Function Participant;

(ii)	it has not been terminated as calculation agent, note registrar, paying agent or similar role, as applicable, in a residential housing loan securitisation due to its default or the application of a performance test or a triggering event;

(iii)	no material noncompliance with the applicable servicing criteria with respect to other securitisations of residential housing loans involving such Servicing Function Participant has been disclosed or reported by such Servicing Function Participant;

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(iv)	no material changes to such Servicing Function Participant’s policies or procedures with respect to the servicing function it will perform under the Transaction Documents for housing loans of a type similar to the Purchased Receivables have occurred during the three-year period immediately preceding the Closing Date;

(v)	there are no aspects of such Servicing Function Participant’s financial condition that could have a material adverse effect on the performance by such Servicing Function Participant of its obligations under this Agency Agreement or any other Transaction Document;

(vi)	there are no material legal or governmental proceedings pending (or known to be contemplated) against such Servicing Function Participant or any Subservicer; and

(vii)	there are no affiliations, relationships or transactions relating to such Servicing Function Participant or any Subservicer with respect to the transactions contemplated by this Agency Agreement or any other Transaction Document and any party thereto identified by the Trust Manager of a type described in Item 1119 of Regulation AB.

(b)	If so requested by the Trust Manager on any date following the date on which information is first provided to the Trust Manager under clause 27.3, each Servicing Function Participant shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this clause 27.2 or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

27.3	Information to be provided by Each Servicing Function Participant

(a)	Each Servicing Function Participant shall:

(i)	within five Business Days following request by the Trust Manager, provide to the Trust Manager (or cause each Subservicer, if any, to provide), in writing and in form and substance reasonably satisfactory to the Trust Manager, the information and materials specified in clause 27.2 and this clause 27.3, and

(ii)	as promptly as practicable following notice to or discovery by such Servicing Function Participant, provide to the Trust Manager (in writing and in form and substance reasonably satisfactory to the Trust Manager) the information specified in paragraph (d) of this clause 27.3.

(b)	If so requested by the Trust Manager, each Servicing Function Participant shall provide such information regarding:

(i)	itself; and

(ii)	as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)	a description of any material legal or governmental proceedings pending (or known to be contemplated) against such Servicing Function Participant and any Subservicer; and

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(B)	a description of any affiliation or relationship between such Servicing Function Participant, any Subservicer and any of the following parties to this transaction, as such parties are identified to such Servicing Function Participant by the Trust Manager in writing in advance of this transaction:

(1)	the sponsor;

(2)	the depositor;

(3)	the issuing entity;

(4)	any servicer;

(5)	any trustee;

(6)	any originator;

(7)	any significant obligor;

(8)	any enhancement or support provider; and

(9)	any other material transaction party.

(c)	If so requested by the Trust Manager for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, each Servicing Function Participant shall (or shall cause each Subservicer, if any, to) (i) notify the Trust Manager in writing of (A) any material litigation or governmental proceedings pending against such Servicing Function Participant or any Subservicer and (B) any affiliations or relationships that develop following the Closing Date between such Servicing Function Participant or any Subservicer, if any, and any of the parties specified in sub paragraph (ii)(B) of this clause 27.3 (and any other parties identified in writing by the requesting party) with respect to the issuance of the Notes, and (ii) provide to the Trust Manager a description of such proceedings, affiliations or relationships.

(d)	As a condition to the succession to a Servicing Function Participant or any Subservicer, if any, as servicer or subservicer under this Agency Agreement or any other Transaction Document by any person:

(i)	into which such Servicing Function Participant or such Subservicer, if any, may be merged or consolidated; or

(ii)	which may be appointed as a successor to such Servicing Function Participant or, if applicable, any Subservicer, such Servicing Function Participant shall provide to the Trust Manager, at least 45 calendar days prior to the effective date of such succession or appointment:

(A)	written notice to the Trust Manager of such succession or appointment; and

(B)	in writing and in form and substance reasonably satisfactory to the Trust Manager, all information reasonably requested by the Trust Manager in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

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(e)	In addition to such information as each Servicing Function Participant is obligated to provide pursuant to other provisions of this Agency Agreement and any other Transaction Document, if so requested by the Trust Manager, each Servicing Function Participant shall provide such information regarding the performance or servicing of the Purchased Receivables as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the Trustee (or the Trust Manager on its behalf) pursuant to clause 11(k)(i) of the Note Trust Deed, commencing with the first such report due not less than ten Business Days following such request.

27.4	Report on Assessment of Compliance and Attestation

(a)	On or before the date the Trust Manager is required to make any required regulatory filings in connection with the end of its fiscal year, so long as there shall be any such requirement, each Servicing Function Participant shall:

(i)	deliver to the Trust Manager a report (in form and substance reasonably satisfactory to the Trust Manager) regarding such Servicing Function Participant’s assessment of compliance with the Servicing Criteria during the immediately preceding financial year ended 30 September as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Trust Manager and signed by an authorised officer of such Servicing Function Participant, and shall address each of the Servicing Criteria specified on a certification substantially in the form of schedule 1 to this Agency Agreement delivered to the Trust Manager concurrently with the execution of this Agency Agreement;

(ii)	deliver to the Trust Manager a report of a registered public accounting firm reasonably acceptable to the Trust Manager that attests to, and reports on, the assessment of compliance made by such Servicing Function Participant and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)	cause each Subservicer, if any, and each Subcontractor, if any, determined by such Servicing Function Participant pursuant to clause 27.6(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Trust Manager an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this clause 27.4; and

(iv)	if requested by the Trust Manager not later than 1 December of the fiscal year in which such certification is to be delivered, deliver to the Trust Manager the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes Oxley Act of 2002) on behalf of the Trustee with respect to the Trust in the form attached hereto as schedule 2

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The Servicing Function Participant acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicing Function Participant pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. The Trust Manager will not request delivery of a certification under clause (a)(iv) above unless the Trust Manager is required under the Exchange Act to file an annual report on Form 10-K with respect to the Trustee.

(b)	Each assessment of compliance provided by a Subservicer, if any, pursuant to this clause 27.4 shall address each of the Servicing Criteria specified on a certification substantially in the form of schedule 1 to this Agency Agreement, delivered to the Trust Manager concurrently with the execution of this Agency Agreement or, in the case of a Subservicer, if any, subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to clause 27.4(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the relevant Servicing Function Participant pursuant to clause 27.5.

27.5	Use of Subservicers and Subcontractors

Each Servicing Function Participant shall not hire or otherwise utilise the services of any Subservicer to fulfil any of the obligations of such Servicing Function Participant under this Agency Agreement or any other Transaction Document unless such Servicing Function Participant complies with the provisions of paragraph (a) of this clause 27.5. Each Servicing Function Participant shall not hire or otherwise utilise the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilise the services of any Subcontractor, to fulfil any of the obligations of such Servicing Function Participant under this Agency Agreement or any other Transaction Document unless such Servicing Function Participant complies with the provisions of paragraph (b) of this clause 27.5.

(a)	It shall not be necessary for a Servicing Function Participant to seek the consent of the Trust Manager to the utilisation of any Subservicer. Each Servicing Function Participant shall cause any Subservicer used by it (or by any Subservicer) for the benefit of the Trust Manager to comply with the provisions of this clause 27.5 and with clauses 27.2, 27.4 and 27.6 of this Agency Agreement to the same extent as if such Subservicer were such Servicing Function Participant, and to provide the information required with respect to such Subservicer under clause 27.3(c) of this Agency Agreement. Each Servicing Function Participant shall be responsible for obtaining from each Subservicer and delivering to the Trust Manager any assessment of compliance and attestation required to be delivered by such Subservicer under clause 27.4 and any certification required to be delivered to the person that will be responsible for signing the Sarbanes Certification under clause 18.5 as and when required to be delivered.

(b)

It shall not be necessary for each Servicing Function Participant to seek the consent of the Trust Manager to the utilisation of any Subcontractor. Each Servicing Function Participant shall promptly upon request provide to the Trust Manager (or any designee of the Trust Manager, such as a master servicer or administrator) a written description (in form and

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substance satisfactory to the Trust Manager) of the role and function of each Subcontractor utilised by such Servicing Function Participant or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilisation of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, each Servicing Function Participant shall cause any such Subcontractor used by such Servicing Function Participant (or by any Subservicer) for the benefit of the Trust Manager to comply with the provisions of clauses 27.4 and 27.6 of this Agency Agreement to the same extent as if such Subcontractor were such Servicing Function Participant. Each Servicing Function Participant shall be responsible for obtaining from each Subcontractor and delivering to the Trust Manager any assessment of compliance and attestation required to be delivered by such Subcontractor under clause 27.4, in each case as and when required to be delivered.

27.6	Indemnification; Remedies

(a)	Each Servicing Function Participant shall indemnify the Trust Manager, each affiliate of the Trust Manager, and each of the following parties participating in transactions contemplated by this Agency Agreement: each sponsor and issuing entity; each person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to transactions contemplated by this Agency Agreement, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such transactions; each broker dealer acting as underwriter, placement agent or initial purchaser, each person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

	(i)	(A)	any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided in written or electronic form under this clause 27 by or on behalf of such Servicing Function Participant, or provided under this clause 27 by or on behalf of any Subservicer or Subcontractor (collectively, the Servicing Function Participant Information); or

		(B)	the omission or alleged omission to state in the Servicing Function Participant Information a material fact required to be stated in the Servicing Function Participant Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause

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(B) of this paragraph shall be construed solely by reference to the Servicing Function Participant Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicing Function Participant Information or any portion thereof is presented together with or separately from such other information;

	(ii)	any failure by such Servicing Function Participant, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this clause 27, including any failure by such Servicing Function Participant to identify pursuant to clause 27.5(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

	(iii)	any breach by such Servicing Function Participant of a representation or warranty set forth in clause 27.2(a) or in a writing furnished pursuant to clause 27.2(b) and made as of a date prior to the Closing Date, to the extent that such breach is not cured by the Closing Date, or any breach by such Servicing Function Participant of a representation or warranty in a writing furnished pursuant to clause 27.2(b) to the extent made as of a date subsequent to the Closing Date.

In the case of any failure of performance described in sub-paragraph (a)(ii) of this clause 27.6, the relevant Servicing Function Participant shall promptly reimburse the Trust Manager, and each person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to the transactions contemplated by the Agency Agreement, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such transactions, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by such Servicing Function Participant, any Subservicer or any Subcontractor.

(b)	(i)	Any failure by a Servicing Function Participant, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this clause 27, or any breach by a Servicing Function Participant of a representation or warranty set forth in clause 27.2(b) or in a writing furnished pursuant to clause 27.2(b) and made as of a date prior to the Closing Date, to the extent that such breach is not cured by the Closing Date, or any breach by a Servicing Function Participant of a representation or warranty in a writing furnished pursuant to clause 27.2(b) to the extent made as of a date subsequent to the Closing Date, shall, except as provided in sub-paragraph (a), immediately and automatically, without notice or grace period, constitute a breach under this Agency Agreement and any other applicable Transaction Document, and shall entitle the Trust Manager, in its sole discretion to terminate the rights and obligations of such Servicing Function Participant under this Agency Agreement and/or any other applicable Transaction Document without payment (notwithstanding anything in this Agency Agreement or any other applicable Transaction Document to the contrary) of any compensation to such Servicing

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Function Participant; provided that to the extent that any provision of this Agency Agreement and/or any other applicable Transaction Document expressly provides for the survival of certain rights or obligations following termination of such Servicing Function Participant, such provision shall be given effect.

(ii)	Any failure by a Servicing Function Participant, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under clause 27.4, including (except as provided below) any failure by a Servicing Function Participant to identify pursuant to clause 27.5(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute a breach with respect to such Servicing Function Participant under this Agency Agreement and any other applicable Transaction Document, and shall entitle the Trust Manager, in its sole discretion to terminate the rights and obligations of such Servicing Function Participant, under this Agency Agreement and/or any other applicable Transaction Document without payment (notwithstanding anything in any of the foregoing documents to the contrary) of any compensation to such Servicing Function Participant; provided that to the extent that any provision of any of the foregoing documents expressly provides for the survival of certain rights or obligations following termination of such Servicing Function Participant, such provision shall be given effect.

The Trust Manager shall not be entitled to terminate the rights and obligations of a Servicing Function Participant pursuant to this sub-paragraph (b)(ii) if a failure of such Servicing Function Participant to identify a Subcontractor, if any, “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to housing loans other than the Purchased Receivables.

(iii)	Each Servicing Function Participant shall promptly reimburse the Trust Manager (or any designee of the Trust Manager) for all reasonable expenses incurred by the Trust Manager (or such designee), as such are incurred, in connection with the termination of such Servicing Function Participant, and the transfer of servicing of the Purchased Receivables to a successor Servicing Function Participant. The provisions of this paragraph shall not limit whatever rights the Trust Manager may have under other provisions of this Agency Agreement and/or any other applicable Transaction Document or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

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EXECUTED as an agreement.

Each attorney executing this agreement states that he has no notice of revocation or suspension of his power of attorney.

TRUSTEE

SIGNED on behalf of	)
J.P. MORGAN TRUST AUSTRALIA LIMITED	) )
by its attorney	)
in the presence of:	)	/s/ Jennifer Scott-Gray
Signature

/s/ James Clifford		Jennifer Scott-Gray
Witness		Print name

James Clifford
Print name

TRUST MANAGER

SIGNED on behalf of	)
WESTPAC SECURITISATION MANAGEMENT PTY LIMITED	) )
by its attorney	)
in the presence of:	)	/s/ John Lowrey
Signature

/s/ James Clifford		John Lowrey
Witness		Print name

James Clifford
Print name

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NOTE TRUSTEE

EXECUTED for and on behalf of	)
THE BANK OF NEW YORK	)

/s/ Esther Fong		/s/ Valerie Wong
Authorised Signatory		Witness

Esther Fong		Valerie Wong
Print name		Print name

PRINCIPAL PAYING AGENT

EXECUTED for and on behalf of	)
THE BANK OF NEW YORK	)

/s/ Esther Fong		/s/ Valerie Wong
Authorised Signatory		Witness

Esther Fong		Valerie Wong
Print name		Print name

CALCULATION AGENT

EXECUTED for and on behalf of	)
THE BANK OF NEW YORK, LONDON	)
BRANCH	)

/s/ Esther Fong		/s/ Valerie Wong
Authorised Signatory		Witness

Esther Fong		Valerie Wong
Print name		Print name

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NOTE REGISTRARS

EXECUTED for and on behalf of	)
THE BANK OF NEW YORK	)

/s/ Esther Fong		/s/ Valerie Wong
Authorised Signatory		Witness

Esther Fong		Valerie Wong
Print name		Print name

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Schedule 1

Servicing Criteria To Be Addressed In Assessment Of Compliance

The assessment of compliance to be delivered by [J.P. Morgan Trust Australia Pty Limited] [Westpac Securitisation Management Pty Limited] [Westpac Banking Corporation] [The Bank of New York] (in its various capacities] [The Mortgage Company Pty Limited] [BNY Trust (Australia) Registry Limited] [Currency Swap Provider] [Name of Subservicer] [Name of Subcontractor] [Name of any Other Party Responsible For Servicing Function] shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

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SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

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SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business

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SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with

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SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[SERVICER]

Date:

By:

Name:

FORM OF 10-K CERTIFICATION

[*] (the Asserting Party) is responsible for assessing compliance as of September 30, 200[*] and for the period from [*] 2007, (the date of issuance of the Series 2007-1G WST transaction subject to the requirements of Regulation AB) through September 30, 200[*] (the Reporting Period) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the CFR), except for criteria

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229.1122(d) [insert section numbers in 229.1122(d) that are not applicable to the Asserting Party] in the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the Applicable Servicing Criteria). The transactions covered by this report include asset-backed securities transactions for which the Asserting Party served as [*] that are backed by the same asset type backing the class of asset-backed securities of the Series 2007-1G WST (including the Series 2007-1G WST asset-backed securities transaction), that were completed on or after 31 May 2007, by Westpac Securitisation Management Pty Limited as depositor and that were registered with the SEC pursuant to the Securities Act of 1933 (the Platform).

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of September 30, 200[*] and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

[*], an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of September 30, 200[*] and for the Reporting Period as set forth in this assessment.

[NAME OF ASSERTING PARTY]

Date:

By:

Name:

Title:

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Schedule 2

Form Of Annual Certification

I, [identify the certifying individual], certify that:

1.	I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Series 2007-1G WST Trust (the “Exchange Act periodic reports”);

2.	based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.	based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicer(s) [has/have] fulfilled [its/their] obligations under the servicing agreement(s) in all material respects; and

5.	all of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

[In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties [name of servicer, sub-servicer, co-servicer, depositor or trustee].]

Date:

[Signature] [Title]

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